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                                                                EXHIBIT 99.1




                                   Jack W. Parker, CFO           July 1, 1994
                                   Union Planters Corporation
                                   901-383-6781

                                   Dan Holland, CFO
                                   Grenada Sunburst System Corporation
                                   601-227-2008


FOR IMMEDIATE RELEASE:

              UNION PLANTERS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                      GRENADA SUNBURST SYSTEM CORPORATION

         Memphis, Tennessee -- Union Planters Corporation's (UPC's) Chairman of the Board, Benjamin W. Rawlins, Jr., and Grenada Sunburst System Corporation's ("GSSC") Chairman of the Board, J. T. "Pete" Boone, jointly announced today that the two companies have entered into a definitive agreement in which UPC will acquire all of the outstanding stock of GSSC in a transaction valued at approximately $361 million based on UPC's June 30 1994, closing stock price of $26.75.

         Under the terms of the definitive agreement UPC will exchange approximately 1.42 shares of UPC common stock for each common share of GSSC. The acquisition, which is to be accounted for as a pooling of interests, is expected to be completed by year-end 1994, pending approval by both companies' shareholders and regulatory authorities and the completion of other closing conditions.

         GSSC is the third largest financial institution headquartered in Mississippi. The bank operates 127 offices in Mississippi and


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Louisiana.  As of March 31, 1994, total assets were approximately $2.5 billion, total loans $1.5 billion, total deposits $2.2 billion, and shareholders' equity $178 million.

         J. T. "Pete" Boone, GSSC's Chairman & CEO, said, "We are extremely pleased to join forces with UPC. Their philosophy of banking with regard to customers and employees parallels ours. Their community banks retain their own identity, their directors and management. Decisions affecting the customers are made on the local level. The uniqueness of a community bank combined with access to the resources of the multi-billion dollar Union Planters Corporation affords our customers the best of all worlds."

         Benjamin W. Rawlins, Jr., UPC's Chairman and CEO, said, "We are excited about the opportunity to significantly increase our banking presence in Mississippi and enter the Baton Rouge, Louisiana market. Our organizations are very compatible and we view this as an in-market transaction with good opportunities for improved operating efficiencies and revenue enhancements. Grenada Sunburst has both strong management and very good asset quality."

         UPC, headquartered in Memphis, Tennessee, is the third largest bank headquartered in Tennessee and operates 233 banking offices in Tennessee, Mississippi, Alabama, Arkansas, and Kentucky. The company's assets at March 31, 1994, totaled $6.7 billion. On a pro forma basis, UPC's total assets will exceed $10 billion and shareholders' equity will exceed $750 million when all pending acquisitions are consummated.

                                     -oOo-